Part C Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Clipper Fund, Inc.

We consent to the use of our report dated February 21, 2014 for Clipper Fund, Inc. incorporated by reference herein and to the references to our firm under the headings Independent Auditors, Other Service Providers, and Independent Registered Public Accounting Firm in the Proxy Statement/Prospectus.

/s/ KPMG LLP

KPMG LLP
Denver, Colorado
July 23, 2014